Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Fourth Quarter and Full Year 2022 Results

•	Fourth Quarter 2022 Financial Results:
◦	Revenue of $988 million
◦	Reported Net Loss of $54 million, Adjusted Net Income of $95 million
◦	Adjusted EBITDA of $174 million or 17.6% of Revenue
◦	Reported EPS of $(0.11), Adjusted EPS of $0.19
◦	Net leverage ratio of 5.4x Adjusted EBITDA
•	Full Year 2022 Financial Results:
◦	Revenue of $4,418 million
◦	Reported Net Loss of $74 million, Adjusted Net Income of $548 million
◦	Adjusted EBITDA of $1,023 million or 23.2% of Revenue
◦	Reported EPS of $(0.15), Adjusted EPS of $1.11
•	Full Year 2023 Guidance:
◦	Revenue of $4,280 to $4,400 million
◦	Reported Net Loss of $(157) to $(109) million, Adjusted EBITDA of $920 to $1,000 million
◦	Reported EPS of $(0.32) to $(0.22), Adjusted EPS of $0.74 to $0.83
•	Initiated submission for JAK Inhibitor to the U.S. FDA with path to approval by first half of 2024; Received U.S. FDA approval of Bexacat, the first SGLT-2 inhibitor for feline diabetes, and U.S. EPA approval for the re-launch of two OTC parasiticides, Advantage for cats and K9 Advantix for dogs –new offerings in value segments.
•	Updating expectations for U.S. approval and launch of Bovaer, a methane-reducing feed ingredient for cattle with blockbuster potential, by the first half of 2024.

GREENFIELD, IN (February 21, 2023) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year 2022, and provided initial guidance both for the first half and full year 2023.

“Elanco’s 2022 results demonstrate our ongoing dedication to our Innovation, Portfolio, and Productivity (IPP) strategy, with significant advancement in our innovation pipeline and productivity gains across the company,” said Jeff Simmons, Elanco president and chief executive officer. “Although we continued to experience environmental and competitive pressure on our topline performance, we delivered operating cost discipline contributing to an Adjusted EBITDA margin expansion of 90 basis points for the year. Most importantly, we delivered the expected submissions for two pet health potential blockbusters and added eight product approvals in major markets including differentiated feline innovations. We have also made great strides in meeting the FDA’s requirements to commercialize Bovaer and now anticipate a first half 2024 approval and launch, adding a sixth potential blockbuster to our suite of late-stage innovation and increasing confidence for our next era of growth.

“As we look to 2023, we recognize environmental and competitive pressures will persist; but are encouraged by strengthening Elanco tailwinds from price, innovation and improving supply. In the coming months, our global teams are focused on successfully executing our systems integration and enhancing our commercial excellence to capture the full value of the historic launch window in front of us, while maximizing our existing diverse portfolio.”

Financial Highlights

Fourth Quarter Results (dollars in millions, except per share amounts)	2022	2021	Change (%)	CER(1) Change (%)
Pet Health	$423	$494	(14)%	(10)%
Farm Animal	$552	$604	(9)%	(3)%
Cattle	$222	$245	(9)%	(5)%
Poultry	$187	$208	(10)%	(4)%
Swine	$100	$118	(15)%	(10)%
Aqua	$43	$33	30%	42%
Contract Manufacturing	$13	$15	(13)%	(5)%
Total Revenue	$988	$1,113	(11)%	(6)%
Reported Net Loss	$(54)	$(104)	48%
Adjusted EBITDA	$174	$214	(19)%
Reported EPS	$(0.11)	$(0.21)	48%
Adjusted EPS	$0.19	$0.21	(10)%

Full Year Results (dollars in millions, except per share amounts)	2022	2021	Change (%)	CER(1) Change (%)
Pet Health	$2,145	$2,351	(9)%	(5)%
Farm Animal	$2,219	$2,332	(5)%	0%
Cattle	$944	$980	(4)%	0%
Poultry	$716	$744	(4)%	2%
Swine	$384	$464	(17)%	(13)%
Aqua	$175	$144	22%	32%
Contract Manufacturing	$54	$82	(34)%	(29)%
Total Revenue	$4,418	$4,765	(7)%	(3)%
Reported Net Loss	$(74)	$(482)	85%
Adjusted EBITDA	$1,023	$1,060	(3)%
Reported EPS	$(0.15)	$(0.99)	85%
Adjusted EPS	$1.11	$1.07	4%

(1) CER = Constant Exchange Rate, representing the growth rate excluding the impact of foreign exchange rates.

Certain reclassifications of prior year farm animal species revenue have been made to conform to the current year's presentation.

Certain prior period amounts reflect revisions primarily relating to tax valuation allowance adjustments. See below for further discussion.

Numbers may not add due to rounding.

Fourth Quarter Results:

In the fourth quarter of 2022, revenue was $988 million, a decrease of 11% on a reported basis, or a decrease of 6% excluding the unfavorable impact from foreign exchange rates, compared with the fourth quarter of 2021.

Pet Health revenue was $423 million, a decrease of 14% on a reported basis or a decrease of 10% excluding the unfavorable impact from foreign exchange rates, with a 2% increase from price in the quarter. The Advantage® Family of products and Seresto® contributed revenue of $81 million and $36 million, respectively. Volume declines were driven by continued competitive pressure on certain parasiticide products, global economic conditions impacting consumer purchasing behavior in European and U.S. retail channels, lower inventory levels at several U.S. retailers, and supply constraints for certain vaccines, partially offset by growth in our global pain portfolio and innovation products.

Farm Animal revenue was $552 million, a decrease of 9% on a reported basis or a decrease of 3% excluding the unfavorable impact from foreign exchange rates, with a 4% increase from price. For the fourth quarter, excluding the unfavorable impact of foreign exchange rates, increased demand for aqua products and strength in international cattle was more than offset by declines in U.S. cattle as a result of supply constraints for cattle vaccines and a reduction in purchases by distributors, declines in swine outside the U.S., and declines in poultry primarily driven by the timing of customer product rotations in the U.S.

Contract Manufacturing revenue was $13 million, a decrease of 13% or 5% when excluding the unfavorable impact from foreign exchange rates, driven primarily by the sale of a manufacturing site to TriRx in 2021.

Reported and adjusted gross profit was $540 million, or 54.7% of revenue in the fourth quarter of 2022. Gross profit as a percent of revenue improved 70 bps, primarily driven by improved price and continued productivity efforts across our manufacturing footprint, partially offset by inflation and unfavorable product mix.

Total operating expense was $383 million for the fourth quarter of 2022. Marketing, selling and administrative expenses decreased 7% to $303 million, and research and development expenses decreased 13% to $80 million. The decrease in total operating expenses was driven by cost savings realized as a result of 2021 restructuring activities, a decrease in advertising and promotional expenses, and the impact of foreign exchange rates, partially offset by higher travel and meeting expenses.

Asset impairment, restructuring, and other special charges were $32 million in the fourth quarter of 2022, compared to $110 million in the fourth quarter of 2021. Charges recorded in the fourth quarter of 2022 primarily related to costs associated with the implementation of new systems, programs, and processes due to the integration of Bayer Animal Health. The go-live of the ERP system consolidation is still expected early in the second quarter of 2023.

Reported net interest expense was $62 million in the fourth quarter of 2022, a 13% increase as compared to the fourth quarter of 2021. On an adjusted basis, net interest expense was $61 million, an 11% increase as compared to the fourth quarter of 2021. The negative impact of rate increases on variable rate debt and the addition of incremental term facilities were partially offset by the partial repayment of the company's senior notes in April 2022.

The reported effective tax rate increased to 39.4% in the fourth quarter of 2022 compared to 12.8% in the fourth quarter of 2021, primarily driven by the revised impact of the required capitalization of certain R&D expenses, a favorable tax ruling in Brazil, a reduction in UK taxes offset by a U.S. tax liability associated with the divestiture of the Speke site, and the jurisdictional location of Elanco profits. The adjusted effective tax rate was negative 22.0% in the fourth quarter of 2022 as compared to 19.2% in the fourth quarter of 2021.

Net loss for the fourth quarter of 2022 was $54 million and $(0.11) per diluted share on a reported basis, compared with a net loss of $104 million and $(0.21) per diluted share for the same period in 2021. On an adjusted basis, net income for the fourth quarter of 2022 was $95 million, as compared to $101 million for the fourth quarter of 2021, or $0.19 per diluted share, as compared to $0.21 per diluted share for the same period in 2021.

Adjusted EBITDA was $174 million in the fourth quarter of 2022, a decrease of 19% compared to the fourth quarter of 2021. Adjusted EBITDA as a percent of revenue was 17.6% compared with 19.2% for the fourth quarter of 2021, a decrease of 160 basis points.

Working Capital and Balance Sheet

Cash flow from operations is expected to be approximately $10 to $20 million in the fourth quarter of 2022 compared to $223 million in the fourth quarter of 2021. The decrease in cash from operations in the fourth quarter of 2022 reflects an increase in net working capital driven by an increase in inventories. The increase in inventories was primarily driven by volume declines and the anticipated impact of sales shifting from the second quarter of 2023 into the first quarter of 2023 as a result of sales order processing blackout periods on legacy Bayer products associated with the ERP system cutover early in the second quarter of 2023.

As of December 31, 2022, Elanco’s net leverage ratio was 5.4x adjusted EBITDA, flat compared to December 31, 2021 with the net debt reduction of $208 million offsetting the decline in adjusted EBITDA.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information tables later in this press release.

Select Business Highlights Since the Last Earnings Call

•	Initiated the submission of a JAK Inhibitor dermatology product to the U.S. FDA, with a path toward approval in the first half of 2024.
•	Received U.S. FDA approval for Bexacat™, a first-in-class oral SGLT-2 inhibitor to treat feline diabetes.
•	Aligned with U.S. FDA on a regulatory path that would allow for launch of Bovaer®, a medicated feed additive for methane reduction in cattle, by the first half of 2024.
•	Received federal U.S. EPA approvals for Advantage™ for cats and K9 Advantix™ for dogs. The re-launch of the original formulation of these OTC parasiticide products in the coming months will expand Elanco’s retail presence offering into the value segment, targeting the cost-conscious pet owner.
•	Announced that veteran animal health leader, Tim Bettington, will be joining the company as the executive vice president Corporate Strategy and Market Development.

Financial Guidance

Elanco is providing financial guidance for the full year 2023, summarized in the following table:

2023 Full Year (dollars in millions, except per share amounts)	Guidance
Revenue	$4,280	to	$4,400
Reported Net Loss	$(157)	to	$(109)
Adjusted EBITDA	$920	to	$1,000
Reported Loss per Share	$(0.32)	to	$(0.22)
Adjusted Earnings per Share	$0.74	to	$0.83

The company anticipates revenue between $4,280 million and $4,400 million, with a headwind of approximately $10 million to $15 million from the unfavorable impact of foreign exchange rates compared to prior year. Excluding the unfavorable impact of foreign exchange rates, the company expects revenue to be flat to declining 3%. In 2023, the company expects continued pressure from competitive innovation in the U.S. pet health veterinary market and economic weakness in Europe and U.S. to impact pet retail markets to be partially offset by accelerating growth from innovation products, increased price, and improving dynamics in China.

“Our 2023 guidance reflects the continuation of macroenvironmental headwinds we faced in the second half of 2022, but accelerating innovation sales and price growth are expected to provide partial offsets” said Todd Young, Elanco’s Chief Financial Officer. “The organization is focused on delivering on the controllable aspects of our business including delivering the pipeline milestones, effectively launching new products, and completing the consolidation of our ERP system in the second quarter of 2023.”

Due to the ERP system go-live in April 2023, affiliates will experience sales order processing blackout periods on legacy Bayer products. As a result, Elanco expects a shift of approximately $40 million to $80 million in revenue into the first quarter of 2023 from what otherwise would have been expected in the second quarter of 2023. Given this uncertainty, Elanco is providing financial guidance for the first half of 2023, summarized in the following table:

2023 First Half (dollars in millions, except per share amounts)	Guidance
Revenue	$2,230	to	$2,310
Reported Net Loss	$(53)	to	$(22)
Adjusted EBITDA	$490	to	$540
Reported Loss per Share	$(0.11)	to	$(0.04)
Adjusted Earnings per Share	$0.43	to	$0.50

In the first half, the company expects revenue between $2.23 billion and $2.31 billion, with a headwind of approximately $40 million to $45 million from the unfavorable impact of foreign exchange rates compared to prior year. The company plans to return to quarterly guidance in May for the second quarter.

The financial guidance reflects foreign exchange rates as of the beginning of February. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment

In connection with the preparation of financial statements for the year ended December 31, 2022, a cumulative error was identified relating to the valuation allowance for taxes for a Southeast Asia affiliate. While immaterial to prior years, correcting this cumulative error in 2022 would have caused the 2022 results to be materially misstated. Therefore, immaterial revisions were made to the GAAP financial results for 2021 and 2020 and for the nine-month period ended September 30, 2022. The correction of this error was immaterial to Elanco's reported and non-GAAP adjusted results for these periods.

As a result of having to make the revisions related to this error, the company made other immaterial revisions to the consolidated financial statements for the years ended December 31, 2021 and 2020, which will be reflected in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and for the nine-month period ended September 30, 2022 and the three-month period ended December 31, 2021, as reflected in this press release. These additional revisions had immaterial impacts on Elanco's reported and non-GAAP adjusted results for the first nine months of 2022 and the years ended December 31, 2021 and 2020. The tables in this press release provide further information relating to revisions made to these prior periods.

The company continues to finalize its consolidated financial statements as a part of the annual audit, including tax items, for the filing of its Annual Report on Form 10-K for the year ended December 31, 2022, which it expects to file timely. Accordingly, the amounts presented in this press release are unaudited and subject to change pending such finalization; however, the company believes that the numbers presented in this press release will not change materially. In connection with the foregoing, the company is also evaluating the effectiveness of its controls relating to income taxes.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review fourth quarter and full year 2022 financial and operational results, provide financial guidance for the full year and first half of 2023, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements concerning product launches and revenue from such products, our 2023 full year and first half guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;
•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•	changes in regulatory restrictions on the use of antibiotics in farm animals;
•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•	consolidation of our customers and distributors;
•	an outbreak of infectious disease carried by farm animals;
•	demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•	the potential impact on our business and global economic conditions resulting from the conflict involving Russia and Ukraine;
•	the success of our R&D and licensing efforts;
•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•	fluctuations in our business results due to seasonality and other factors;
•	the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•	risks related to the modification of foreign trade policy;
•	risks related to currency rate fluctuations;
•	our dependence on the success of our top products;
•	the impact of customer exposure to rising costs and reduced customer income;
•	the lack of availability or significant increases in the cost of raw materials;
•	the impact of increased or decreased sales in our distribution channels resulting in fluctuation in our revenues;
•	risks related to the write-down of goodwill or identifiable intangible assets;
•	risks related to the evaluation of animals;
•	manufacturing problems and capacity imbalances;
•	the impact of litigation, regulatory investigations, and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•	risks related to tax expense or exposure;
•	risks related to environmental, health and safety laws and regulations;
•	risks related to our presence in foreign markets;
•	challenges to our intellectual property rights or our alleged violation of rights of others;
•	our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;
•	the impact of increased regulation or decreased financial support related to farm animals;
•	adverse effects of labor disputes, strikes, work stoppages, and the loss of key personnel or highly skilled employees;
•	risks related to underfunded pension plan liabilities;
•	our ability to complete acquisitions and successfully integrate the businesses we acquire, including KindredBiosciences, Inc. and the animal health business of Bayer Aktiengesellschaft (Bayer Animal Health) and specifically the impact of the integration of ERP systems scheduled for April 2023 and related sales order processing blackout periods and their impact on revenue allocation across the first and second quarters of 2023;
•	the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that will limit our operating flexibility; and
•	risks related to certain governance provisions in our constituent documents.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, adjusted constant currency revenue growth, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$988	$1,113	$4,418	$4,765
Costs, expenses, and other:
Cost of sales	448	512	1,913	2,132
Research and development	80	92	321	369
Marketing, selling, and administrative	303	327	1,266	1,403
Amortization of intangible assets	130	139	528	556
Asset impairment, restructuring, and other special charges	32	110	183	634
Interest expense, net of capitalized interest	62	55	241	236
Other (income) expense, net	21	(3)	32	5
Loss before income taxes	$(88)	$(119)	$(66)	$(570)
Income taxes	(34)	(15)	8	(88)
Net loss	$(54)	$(104)	$(74)	$(482)
Loss per share:
Basic	$(0.11)	$(0.21)	$(0.15)	$(0.99)
Diluted	$(0.11)	$(0.21)	$(0.15)	$(0.99)
Weighted average shares outstanding:
Basic	488.5	487.4	488.3	487.2
Diluted	488.5	487.4	488.3	487.2

Elanco Animal Health Incorporated

Tables Reflecting Revisions to Previously Reported Financial Statements

(Unaudited)

(Dollars and shares in millions, except per share data)

The tables below reflect the revisions to reported financial results for the nine months ended September 30, 2022 and the three months and year ended December 31, 2021 for the identified immaterial errors relating to Elanco’s Southeast Asia affiliate’s valuation allowance for taxes (described in more detail in the footnote to the tables) and other immaterial revisions, as described above in this press release:

	Nine months ended September 30, 2022
	As Reported	Revisions	As Revised
Revenue	$3,430	$—	$3,430
Cost of sales	1,465	—	1,465
Research and development	241	—	241
Marketing, selling, and administrative	961	2	963
Amortization of intangible assets	398	—	398
Asset impairment, restructuring and other special charges	158	(6)	152
Interest expense, net of capitalized interest	179	—	179
Other (income) expense, net	17	(6)	11
Income before taxes (1)	$11	$10	$21
Provision for taxes (2)	34	9	43
Net income (loss)	$(23)	$1	$(22)

Loss per share:
basic	$(0.05)	$0.01	$(0.04)
diluted	$(0.05)	$0.01	$(0.04)
Weighted average shares outstanding:
basic	488.3	488.3	488.3
diluted	488.3	488.3	488.3

Numbers may not add due to rounding.

(1)	Revisions to components of Income before taxes include a $6 million loss on a divestiture and an expense in European affiliates which should have been recognized in 2021 and 2020, respectively.

(2)	Revisions to Provision for taxes are composed of a $6 million revision for the valuation allowance for taxes for a Southeast Asia affiliate and $3 million for various other tax-related items, including the tax impact of other revisions.

	Three months ended December 31, 2021			Year ended December 31, 2021
	As Reported	Revisions	As Revised	As Reported	Revisions	As Revised
Revenue	$1,113	$—	$1,113	$4,765	$—	$4,765
Cost of sales	512	—	512	2,134	(2)	2,132
Research and development	92	—	92	369	—	369
Marketing, selling, and administrative	329	(2)	327	1,404	(1)	1,403
Amortization of intangible assets	139	—	139	556	—	556
Asset impairment, restructuring and other special charges	110	—	110	628	6	634
Interest expense, net of capitalized interest	55	—	55	236	—	236
Other (income) expense, net	(3)	—	(3)	5	—	5
Income (loss) before taxes (1) (2)	$(121)	$2	$(119)	$(567)	$(3)	$(570)
Provision for taxes (3) (4)	(24)	9	(15)	(95)	7	(88)
Net loss	$(97)	$(7)	$(104)	$(472)	$(10)	$(482)

Loss per share:
basic	$(0.20)	$(0.01)	$(0.21)	$(0.97)	$(0.02)	$(0.99)
diluted	$(0.20)	$(0.01)	$(0.21)	$(0.97)	$(0.02)	$(0.99)
Weighted average shares outstanding:
basic	487.4	487.4	487.4	487.2	487.2	487.2
diluted	487.4	487.4	487.4	487.2	487.2	487.2

Numbers may not add due to rounding.

(1)	Revisions to components of Income before taxes for the three months ended December 31, 2021 include an immaterial expense that should have been recognized in 2021 rather than in 2022.

(2)	Revisions to components of Income before taxes for the year ended December 31, 2021 include a $6 million loss on a divestiture that should have been recognized in 2021 rather than in 2022 and immaterial expenses originally recognized in the incorrect year.

(3)	Revisions to Provision for taxes for the three months ended December 31, 2021 are composed of a $4 million revision for the valuation allowance for taxes for a Southeast Asia affiliate and $5 million for various other tax-related items, including the tax impact of other revisions.

(4)	Revisions to Provision for taxes for the year ended December 31, 2021 are composed of a $14 million revision for the valuation allowance for taxes for a Southeast Asia affiliate, partially offset by $7 million for various other tax-related items, including the tax impact of other revisions.

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances, and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of December 31, 2022 and 2021.

We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.

The following is a reconciliation of GAAP Reported/Revised for the three months ended December 31, 2022 and 2021 to selected Non-GAAP adjusted information:

	2022			2021
	GAAP Reported	Adjusted Items (c)	Non-GAAP (b)	GAAP Revised (a)	Adjusted Items (c)	Non-GAAP (b)
Amortization of intangible assets	$130	$130	$—	$139	139	$—
Asset impairment, restructuring and other special charges (1) (2)	$32	$32	$—	$110	$110	$—
Interest expense, net of capitalized interest (3)	$62	$1	$61	$55	$—	$55
Other (income) expense, net (4) (5)	$21	$3	$18	$(3)	$(5)	$2
Income (loss) before taxes	$(88)	$165	$78	$(119)	$244	$125
Provision for taxes (6) (7)	$(34)	$(17)	$(17)	$(15)	$(39)	$24
Net income (loss)	$(54)	$148	$95	$(104)	$205	$101
Earnings (loss) per share:
basic	$(0.11)	$0.30	$0.19	$(0.21)	$0.42	$0.21
diluted	$(0.11)	$0.30	$0.19	$(0.21)	$0.42	$0.21
Adjusted weighted average shares outstanding:
basic	488.5	488.5	488.5	487.4	487.4	487.4
diluted (8)	488.5	492.6	492.6	487.4	489.8	489.8

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	GAAP Revised amounts for the three months ended December 31, 2021 represent GAAP reported results that have been revised for certain immaterial items, as described in "Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment" above.

(b)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(c)	Adjustments to certain GAAP measures for the three months ended December 31, 2022 and 2021 include the following:

(1)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($28 million), asset impairments ($2 million), and the write-off of a receivable associated with a previous R&D collaboration arrangement ($1 million).

(2)	2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($21 million), severance ($85 million), asset impairments ($3 million), and asset write-downs ($2 million), and the settlement of a legal matter ($2 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($2 million).

(3)	2022 excludes the debt extinguishment loss recorded in connection with the early repayment of our Term Loan B ($1 million).

(4)	2022 excludes a contribution to The Elanco Foundation ($3 million).

(5)	2021 excludes the gain recorded on the sale of certain equine assets ($4 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($1 million).

(6)	2022 represents the income tax expense associated with the adjusted items and a net tax benefit associated with the sale of the Speke manufacturing site ($12 million), partially offset by the impact of a net increase in the valuation allowance recorded against our deferred tax assets during the period ($69 million).

(7)	2021 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our deferred tax assets during the period ($44 million).

(8)	During the three months ended December 31, 2022 and 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 4.1 million and 2.4 million, respectively, of common stock equivalents.

	Q4 2022	Q4 2021
As Reported/Revised EPS (1)	$(0.11)	$(0.21)
Amortization of intangible assets	0.26	0.28
Asset impairment, restructuring and other special charges	0.06	0.22
Interest expense, net of capitalized interest	0.00	—
Other (income) expense, net	0.01	(0.01)
Subtotal	0.34	0.50
Tax Impact of Adjustments (2) (3)	(0.03)	(0.08)
Total Adjustments to EPS	$0.30	$0.42

Adjusted EPS (4)	$0.19	$0.21

Numbers may not add due to rounding.

(1) Q4 2021 As Revised EPS reflects revisions recorded to prior period financial statement amounts, as described in "Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment" above.

(2) 2022 includes the favorable adjustment relating to the valuation allowance recorded against our deferred tax assets during the fourth quarter of 2022 (impact of $0.14 per share).

(3) 2021 includes the favorable adjustment relating to the valuation allowance recorded against our deferred tax assets during the fourth quarter of 2021 (impact of $0.09 per share).

(4) Adjusted EPS is calculated as the sum of As Reported/Revised EPS and Total Adjustments to EPS.

The following is a reconciliation of GAAP Revised for the year ended December 31, 2022 and 2021 to Selected Non-GAAP Adjusted information:

	2022			2021
	GAAP Revised (a)	Adjusted Items (c)	Non-GAAP (b)	GAAP Revised (a)	Adjusted Items (c)	Non-GAAP (b)
Cost of sales (1)	$1,913	$—	$1,913	$2,132	$64	$2,068
Amortization of intangible assets	$528	$528	$—	$556	$556	$—
Asset impairment, restructuring and other special charges (2) (3)	$183	$183	$—	$634	$634	$—
Interest expense, net of capitalized interest (4)	$241	$20	$221	$236	$—	$236
Other (income) expense, net (5) (6)	$32	$2	$30	$5	$(14)	$19
Income (loss) before taxes	$(66)	$733	$667	$(570)	$1,240	$670
Provision for taxes (7) (8)	$8	$(111)	$119	$(88)	$(236)	$148
Net income (loss)	$(74)	$622	$548	$(482)	$1,004	$522
Earnings (loss) per share:
basic	$(0.15)	$1.27	$1.12	$(0.99)	$2.06	$1.07
diluted	$(0.15)	$1.26	$1.11	$(0.99)	$2.06	$1.07
Adjusted weighted average shares outstanding:
basic	488.3	488.3	488.3	487.2	487.2	487.2
diluted (9)	488.3	492.2	492.2	487.2	488.9	488.9

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	GAAP Revised amounts for the years ended December 31, 2022 and 2021 represent GAAP reported results that have been revised for certain immaterial items, as described in "Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment" above

(b)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(c)	Adjustments to certain GAAP measures for the year ended December 31, 2022 and 2021 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($64 million).

(2)	2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($105 million), a nonrecurring charge for acquired IPR&D with no alternative future use that we recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million), the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($22 million), a measurement period adjustment to the consideration transferred and charge associated with the settlement of a liability for future royalty and milestone payments that was triggered in connection with the acquisition of KindredBio ($2 million), facility exit costs ($2 million), asset impairments ($2 million), and the write-off of a receivable associated with a previous R&D collaboration arrangement ($1 million), partially offset by adjustments resulting from the reversal of severance accruals ($9 million) and an adjustment related to asset write-downs ($1 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($162 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($5 million), severance accruals net of reversals ($110 million), asset impairments ($66 million), asset write-downs ($284 million), and the settlement of legal matters ($10 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($29 million).

(4)	2022 excludes the debt extinguishment losses recorded in connection with the early repayment of our 4.272% Senior Notes due August 28, 2023 and our Term Loan B ($20 million).

(5)	2022 excludes a contribution to The Elanco Foundation ($3 million) and the impact of hyperinflationary accounting related to Turkey ($4 million), partially offset by the gain recognized on the disposal of the microbiome R&D platform ($3 million) and up-front payments received in relation to license and asset assignment agreements ($2 million).

(6)	2021 excludes up-front payments received and equity issued to us in relation to license and asset assignment agreements ($9 million), the gain recorded on the sale of certain equine assets ($4 million), and the impact of a decrease in the fair value of the Prevtec contingent consideration ($1 million).

(7)	2022 represents the income tax expense associated with the adjusted items, the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement ($17 million), and a net tax benefit associated with the sale of the Speke manufacturing site ($12 million), partially offset by a net increase in the valuation allowance recorded against our deferred tax assets during the period ($62 million).

(8)	2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our deferred tax assets during the period ($56 million).

(9)	During the years ended December 31, 2022 and 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 3.9 million and 1.7 million, respectively, of common stock equivalents.

	Year-to-date
	2022	2021
As Revised EPS (1)	$(0.15)	$(0.99)
Cost of sales	—	0.13
Amortization of intangible assets	1.07	1.14
Asset impairment, restructuring and other special charges	0.37	1.30
Interest expense, net of capitalized interest	0.04	—
Other (income) expense, net	0.00	(0.03)
Subtotal	$1.49	$2.54
Tax Impact of Adjustments (2) (3)	(0.23)	(0.48)
Total Adjustments to EPS	$1.26	$2.05

Adjusted EPS (4)	$1.11	$1.07

Numbers may not add due to rounding.

(1) 2022 and 2021 As Revised EPS reflect revisions recorded to prior period financial statement amounts, as described in "Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment" above.

(2) 2022 includes the favorable adjustment relating to the valuation allowance recorded against our deferred tax assets during 2022 (impact of $0.13 per share).

(3) 2021 includes the favorable adjustment relating to the valuation allowance recorded against our deferred tax assets during 2021 (impact of $0.11 per share).

(4) Adjusted EPS is calculated as the sum of As Revised EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

The following is a reconciliation of U.S. GAAP Net Income for the three months ended and for the year ended December 31, 2022 and 2021 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reported/Revised net loss(1)	$(54)	$(104)	$(74)	$(482)
Net interest expense	62	55	241	236
Income tax expense (benefit)	(34)	(15)	8	(88)
Depreciation and amortization	169	174	682	716
EBITDA	$143	$110	$857	$382
Non-GAAP Adjustments:
Cost of sales	$—	$—	$—	$64
Asset impairment, restructuring and other special charges	32	110	183	634
Accelerated depreciation(2)	(4)	(1)	(19)	(6)
Other (income) expense, net	3	(5)	2	(14)
Adjusted EBITDA	$174	$214	$1,023	$1,060
Adjusted EBITDA Margin	17.6%	19.2%	23.2%	22.2%

Numbers may not add due to rounding.

(1) Net loss for the three months ended December 31, 2021 and the years ended December 31, 2022 and 2021 reflect revisions recorded to prior period financial statement amounts, as described in "Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment" above.

(2) Represents depreciation of certain assets that was accelerated during the periods presented. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring, and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt for the year ended December 31, 2022:

Long-term debt	$5,448
Current portion of long-term debt	388
Less: Unamortized debt issuance costs	(64)
Total gross debt	5,900
Less: Cash and cash equivalents	345
Net Debt	$5,555

Elanco Animal Health Incorporated

2023 Full Year and First Half Guidance

Reconciliation of 2023 full year reported EPS guidance to 2023 adjusted EPS guidance is as follows:

	Full Year 2023 Guidance
Reported Earnings per Share	$(0.32)	to	$(0.22)
Amortization of Intangible Assets	Approx. $1.07
Asset Impairment, Restructuring, and Other Special Charges(1)	$0.19	to	$0.23
Subtotal	$1.26	to	$1.30
Tax Impact of Adjustments	$(0.25)	to	$(0.22)
Total Adjustments to Earnings per Share	$1.05	to	$1.06
Adjusted Earnings per Share(2)	$0.74	to	$0.83

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and other related activities.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 reported net income (loss) to 2023 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2023 Guidance
Reported Net Income	$(157)	to	$(109)
Net Interest Expense	Approx. $315
Income Tax Expense	$(27)	to	$30
Depreciation and Amortization	Approx. $690
EBITDA	$819	to	$919
Non-GAAP Adjustments
Asset Impairment, Restructuring, and Other Special Charges	Approx. $100
Accelerated Depreciation & Other Special Charges	Approx. $(10)
Adjusted EBITDA	$920	to	$1,000
Adjusted EBITDA Margin	21.5%	to	22.7%

Numbers may not add due to rounding.

Reconciliation of 2023 first half reported EPS guidance to 2023 first half adjusted EPS guidance is as follows:

	First Half 2023 Guidance
Reported Earnings per Share	$(0.11)	to	$(0.04)
Amortization of Intangible Assets	Approx. $0.54
Asset Impairment, Restructuring, and Other Special Charges(1)	$0.14	to	$0.16
Subtotal	$0.68	to	$0.70
Tax Impact of Adjustments	$(0.16)	to	$(0.14)
Total Adjustments to Earnings per Share	Approx. $0.54
Adjusted Earnings per Share(2)	$0.43	to	$0.50

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer, and other related activities.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 first half reported net income (loss) to 2023 first half adjusted EBITDA guidance is as follows:

$ millions	First Half 2023 Guidance
Reported Net Income	$(53)	to	$(22)
Net Interest Expense	Approx. $140
Income Tax Expense	$(17)	to	$15
Depreciation and Amortization	Approx. $350
EBITDA	$421	to	$484
Non-GAAP Adjustments
Asset Impairment, Restructuring, and Other Special Charges	Approx. $75
Accelerated Depreciation & Other Special Charges	Approx. $(10)
Adjusted EBITDA	$490	to	$540
Adjusted EBITDA Margin	22.0%	to	23.4%

Numbers may not add due to rounding.